Exhibit 10.1
PUBLIC STORAGE
2021 EQUITY AND PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN
STOCK UNIT AGREEMENT
THIS STOCK UNIT AGREEMENT (the “Agreement”) is made as of [Grant#Date] (the “Grant Date”), by and between Public Storage (the “Company”) and [Participant#Name] (the “Participant”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Company’s 2021 Equity and Performance-Based Incentive Compensation Plan (as amended and/or restated from time to time, the “Plan”).
WHEREAS, the Board of Trustees of the Company has duly adopted, and the shareholders of the Company have duly approved, the Plan, which provides for the grant to Service Providers of Stock Units relating to the Company’s common shares of beneficial ownership, par value $.10 per share (the “Stock”), which may be granted from time to time as the Committee so determines.
WHEREAS, the Company has determined that it is desirable and in its best interests to grant to the Participant, pursuant to the Plan, Stock Units relating to a certain number of shares of Stock as compensation for services rendered to the Company, and/or in order to provide the Participant with an incentive to advance the interests of the Company, all according to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual benefits hereinafter provided, and each intending to be legally bound, the Company and the Participant hereby agree as follows:
1.GRANT OF STOCK UNITS.
1.1.Units Granted.
Subject to and pursuant to the terms of the Plan (the terms of which are incorporated by reference herein), the Company hereby grants to the Participant [No#of#RSUs#Granted] Stock Units, on the terms and subject to the conditions set forth in this Agreement.
1.2.Separate Grants.
For purposes of vesting and the right to defer provided for in this Agreement, the portion of the Stock Units that vest on each separate vesting date pursuant to Section 2 shall be treated as a separate grant (a “Separate Grant”), and the Participant may make a separate deferral election with respect to each Separate Grant.
2.VESTING OF STOCK UNITS.
2.1.Generally.
Subject to the Participant’s continued Service from the Grant Date through each applicable Vesting Date, rights in respect of [Yearly#%] of the number of Stock Units shall vest on each of the first [five#eight] anniversaries of the Grant Date (each, a “Vesting Date”). Any resulting fractional shares shall be rounded to the nearest whole share and shall be rounded up or down as necessary as of the last Vesting Date; provided, in all cases, the Participant cannot vest in more than the number of Stock Units subject to this Agreement. No Stock Units shall vest after the Participant’s Service has terminated for any reason.
2.2.Special Vesting Provisions. Notwithstanding anything to the contrary in Section 2.1:
[Participant#Name]/[Employee#ID#No]
[Grant#Date]/[Grant#Code]
[five#eight] year vesting

2.2.1.Death or Disability. Upon the Participant’s death or Disability, all Stock Units granted to the Participant pursuant to this Agreement that have not previously vested shall immediately become vested.
2.2.2.Retirement. If the Participant’s Service is terminated by reason of such Participant’s Retirement, all Stock Units granted to the Participant pursuant to this Agreement that have not previously vested shall immediately become vested as of the Participant’s Retirement Date (or upon the Revocation Expiration Time, if applicable and later). For purposes of this Agreement, “Retirement” means the Participant’s termination of Service other than due to death, Disability, or Cause if:
(a)    by the Retirement Date the Participant is at least 55 years old and has provided at least 10 years of Service as defined in the Plan and applied by the Company’s HR department (generally including service with the Company, PS Business Parks, Inc. and their Affiliates);
(b)    by the Retirement Date the sum of the Participant’s age and total years of Service equals at least 80;
(c)    the Participant provided the Company written notice of the Participant’s intention to retire at least 12 months prior to the Retirement Date;
(d)    on or prior to the Retirement Date the Participant has entered into a separation agreement, in a form acceptable to the Company, which includes a full release of claims and certain restrictive covenants as of the date of Retirement, and if the execution of such separation agreement is subject to a revocation period by applicable law, the separation agreement has not been revoked and the applicable revocation period, which may not exceed 10 days, has expired (the “Revocation Expiration Time”); and
(e)    subject to the Participant’s continued Service through both the Certification Date and the Retirement Date, the Equity Awards Committee has taken separate action to establish a date of termination of Service for the Participant (the “Retirement Date”) and to approve such accelerated vesting for the Participant (the date of such action by that committee, the “Certification Date”); provided, however, that (i) the Participant shall have no right to such accelerated vesting if that committee does not take action to approve such accelerated vesting for such Participant or revokes its approval before the Retirement Date; and (ii) if the Participant’s Service is terminated for any reason other than death or Disability prior to such Retirement Date, any Stock Units held by the Participant that have not vested shall terminate immediately, and the Participant shall forfeit any rights with respect to such unvested Stock Units as of such termination of Service.
2.3.Restrictions on Transfer.
The Participant may not sell, transfer, assign, pledge, or otherwise encumber or dispose of the Stock Units.
3.TERMINATION OF SERVICE.
Upon the termination of the Participant’s Service for any reason, other than by reason of death, Disability, or Retirement (pursuant to Section 2.2.2), any Stock Units held by the Participant that have not vested shall terminate immediately, and the Participant shall forfeit any rights with respect to such unvested Stock Units as of such termination of Service. Stock Units that have vested and for which a deferral election has been made will continue to be outstanding in accordance with the terms of this Agreement.

4.DELIVERY OF SHARES.
4.1.Delivery Dates.
If a Participant does not defer payment of a Separate Grant pursuant to Section 5, delivery of the shares of Stock represented by the Participant’s vested Separate Grant shall be made as soon as administratively practicable following the date on which such Separate Grant vests; provided, however, that such delivery shall occur no later than March 15th of the calendar year following the calendar year in which such Separate Grant vested.
4.2.Issuance.
On or as promptly as is practicable after the respective delivery date(s), the Company will issue the shares of Stock registered in the name of the Participant, the Participant’s authorized assignee, or the Participant’s legal representative, as applicable. The Company may reasonably postpone the issuance of the shares of Stock until it receives satisfactory proof that the issuance of such shares of Stock will not violate any of the provisions of the Securities Act or the Exchange Act, any rules or regulations of the Securities and Exchange Commission promulgated thereunder, or the requirements of applicable state or foreign law relating to authorization, issuance, or sale of securities, or until there has been compliance with the provisions of such acts or rules; provided that the delivery shall be made at the earliest date at which the Company reasonably anticipates that it will not cause such violation. The Company may also reasonably postpone the issuance of the shares of Stock in the event of the Participant’s death until it receives such evidence as the Committee deems necessary to establish the validity of the issuance to the Participant’s estate. Notwithstanding the provisions of this Section 4.2, the Company will not act in a manner as to cause the delivery of the shares of Stock to fail to be exempt from Section 409A of the Code and the related Treasury Regulations (“Section 409A”) or to comply with the requirements of Section 409A, as applicable. Upon the issuance of the shares, Participant’s payment of the aggregate par value of the shares delivered to Participant will be deemed paid by Participant’s past Services to the Company or its Affiliates.
5.RIGHT TO DEFER PAYMENT.
The Participant may elect to defer the payment of the shares of Stock that would otherwise be paid upon the vesting of Stock Units granted hereunder on the following terms and conditions:
5.1.Election Form.
An election to defer shall be made on a form provided to the Participant by the Company.
5.2.Election Requirements.
The Participant may elect to defer the payment of the shares of Stock with respect to each Separate Grant of Stock Units that has not vested on the following conditions:
(a)The election to defer is made not less than 12 months prior to the vesting date of the Separate Grant to which it relates;
(b)The deferral is for a period of not less than five (5) years from the original vesting date of such Separate Grant; and
(c)Such election does not go into effect for at least 12 months from the date of the election.
To the extent the foregoing conditions are satisfied, the issuance of the shares of Stock relating to vested Stock Units for a Separate Grant shall be made at the time and in accordance with the Participant’s deferral election.

5.3.Specified Employee and Separation from Service.
If the Participant is a “specified employee” (as defined in Section 409A and using the identification methodology selected by the Company from time to time) and the Participant’s deferral election calls for the payment to be made on a “separation from service” (as defined in Section 409A), payment to the Participant may not be made before the date that is six months after the date of the Participant’s separation from service from the Company or its Affiliates (or, if earlier, the date of the Participant’s death).
5.4.Acceleration.
The issuance of the shares of Stock for deferred Separate Grants shall be accelerated upon the Participant’s death and upon the Participant’s “disability” or a “change in control” of the Company (as such terms are defined in Section 409A) and may be accelerated by the Participant in the event of an “unforeseeable emergency” (as defined in Section 409A) experienced by the Participant to the extent payment of the shares of Stock is needed to satisfy the emergency.
6.DIVIDEND AND VOTING RIGHTS.
The Participant shall have none of the rights of a shareholder with respect to the Stock Units. Notwithstanding the foregoing, the Participant shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding shares of Stock, a cash payment for each Stock Unit (including deferred Stock Units, if any) held as of the record date for such dividend equal to the per-share dividend paid on the shares of Stock, which cash payment shall be made at the same time as the Company’s payment of a cash dividend on its outstanding shares of Stock.
7.WITHHOLDING OF TAXES.
If any event related to the Stock Units (e.g., a vesting event) results in a Company or Affiliate having an obligation to pay withholding taxes of any kind, including federal, state, or local taxes, then unless the Participant has paid to the Company or its Affiliates the requisite amount necessary to satisfy such withholding obligation, as reasonably determined by the Company, including through the delivery of shares of Stock already owned by the Participant, or has made arrangements acceptable to the Company or its Affiliates for the payment of such amount (e.g., through a sell to cover arrangement with a broker) within two business days of the event, then the Company shall satisfy such obligations by withholding shares of Stock otherwise deliverable. To the extent the obligation is not or cannot be fully satisfied in this manner, the Company and any Affiliates shall have the right to deduct the requisite amount from payments of any kind otherwise due to the Participant. The Participant acknowledges that upon the vesting of any Stock Units for which a deferral election has been made pursuant to Section 5, the Participant will be obligated to pay at that time applicable FICA and Medicare taxes in respect of the vested Stock Units, even though federal, state, and local income taxes may be postponed until the deferral period ends, and that this Section 7 shall apply in such case. The shares of Stock so delivered or withheld shall have a Fair Market Value not exceeding the minimum amount of tax required to be withheld by applicable law; provided, however, that as long as Accounting Standards Update 2016-09 or a similar rule is otherwise in effect, the Committee has full discretion to choose, or to allow the Participant to elect, to withhold a number of shares of Stock having a Fair Market Value that is greater than the applicable minimum statutory amount (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in the Participant’s relevant tax jurisdictions). The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. A Participant who has made an election to deliver Stock to satisfy his or her withholding obligation may only do so with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

8.DISCLAIMER OF RIGHTS.
No provision of this Agreement shall be construed to confer upon the Participant the right to continue in Service, or to interfere in any way with the right and authority of the Company or any Affiliate either to increase or decrease the compensation of the Participant at any time, or to terminate the Participant’s Service.
9.DATA PRIVACY.
To administer the Plan, the Company and its Affiliates may process personal data about the Participant. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about the Participant such as home address and business addresses and other contact information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By accepting this grant, the Participant hereby gives express consent to the Company and its Affiliates to process any such personal data. The Participant also gives express consent to the Company to transfer any such personal data outside the country in which Participant works, including, with respect to non-U.S. resident participants, to the United States, to transferees who will include the Company and other persons who are designated by the Company to administer the Plan.
10.CONSENT TO ELECTRONIC DELIVERY OF MATERIALS.
The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, the Participant agrees that the Company may deliver the Plan’s prospectus and any annual reports to the Participant in an electronic format. If at any time the Participant would prefer to receive paper copies of these documents, as the Participant is entitled to, the Company would be pleased to provide copies. The Participant may contact the Company’s Legal Department to request paper copies of these documents.
11.INTERPRETATION OF THE AGREEMENT.
All decisions and interpretations made by the Committee with regard to any question arising under the Plan or this Agreement shall be binding and conclusive on the Company and the Participant and any other person. In the event that there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.
12.SECTION 409A.
The grant of Stock Units under this Agreement is intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A. The Company, however, will have no liability to the Participant if Section 409A is determined to apply and adversely affects the Participant. With respect to payments under this Agreement, for purposes of Section 409A, each payment (if there is more than one payment) will be considered one of a series of separate payments. If at the time of the Participant’s separation from service, (a) the Participant is a “specified employee” (as defined in Section 409A and using the identification methodology selected by the Company from time to time), and (b) the Company makes a good faith determination that an amount payable on account of such separation from service to the Participant constitutes “deferred compensation” (within the meaning of Section 409A), payment to the specified employee may not be made before the date that is six months after the date of the Participant’s separation from service from the Company or its Affiliates (or, if earlier, the date of the Participant’s death).
With respect to any amount payable under this Agreement to the Participant that constitutes “deferred compensation” (within the meaning of Section 409A), payment under this Agreement may not be accelerated upon a Change in Control under the Plan, unless such Change in Control is also a “change in control” (as defined in Section 409A) or unless otherwise permitted by Section 409A. Upon a Change in

Control under the Plan that is not a “change in control” (as defined in Section 409A), such payment shall be made on the next payment date permitted by Section 409A.
13.GOVERNING LAW.
This Agreement shall be governed by the laws of the State of Maryland, except that if Participant’s principal place of employment is in California, then this Agreement will be governed by the laws of the State of California, in either case without giving effect to any choice or conflict of law provision or rule.
14.BINDING EFFECT.
Subject to all restrictions provided for in this Agreement and by applicable law, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, transferees, and assigns.
15.CLAWBACK.
The Stock Units shall be subject to mandatory repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (a) the Company’s Incentive Compensation Recoupment Policy or similar successor policy, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.
16.ENTIRE AGREEMENT.
This Agreement, the deferral elections made under Section 5 (if any), and the Plan constitute the entire agreement regarding this grant and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated except by a written instrument signed by the Company and the Participant; provided, however, that the Company unilaterally may amend, waive, discharge, or terminate any provision hereof to the extent that such amendment, waiver, discharge, or termination does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.
* * * * *

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed on their behalf, as of the Grant Date.

PARTICIPANT:	PUBLIC STORAGE:

By:
[Participant#Name]	Name:	[Officer#Name]
	Title:	[Officer#Title]

ADDRESS FOR NOTICE TO PARTICIPANT:

[No#Street#Participant#Address] [City#State#Zip#Participant#Address]